UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2015

Shutterstock, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35669	80-0812659
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Fifth Avenue, 21st Floor
New York, New York 10118
(Address of principal executive offices, including zip code)

(646) 419-4452 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 14, 2015, Shutterstock, Inc. (the “Company”) entered into definitive agreements to acquire Rex Features (Holdings) Limited (“Rex Features”) and substantially all of the assets and certain liabilities of Arbour Interactive Inc. doing business as PremiumBeat (“PremiumBeat”).

On January 19, 2015 and January 22, 2015, the Company, either directly or through one of its wholly-owned subsidiaries, completed the acquisitions of all of the shares of Rex Features and substantially all of the assets and certain liabilities of PremiumBeat, respectively.

In connection with the acquisition of Rex Features, the total purchase price paid by the Company at closing was $33.0 million, $31.7 million of which was paid in cash and subject to certain working capital adjustments. The remaining $1.3 million of sale proceeds due to certain employees of Rex Features was exchanged for restricted stock units granted by the Company to those employees with a value equal to $1.3 million. The actual number of restricted stock units granted was based upon the closing price for the Company’s Common Stock on the New York Stock Exchange on January 13, 2015.

In connection with the acquisition of PremiumBeat, the total purchase price paid by the Company at closing was $31.7 million in cash, subject to certain adjustments. In addition to the amount paid at closing, the Company granted equity in the form of restricted stock units to certain employees of PremiumBeat with a value equal to $5.0 million. The actual number of restricted stock units granted was based upon the average of the closing price for the Company’s Common Stock on the New York Stock Exchange for the twenty trading day period ending on January 12, 2015. The Company is also obligated to pay to PremiumBeat a cash payment of up to $10.0 million in early 2017 upon the achievement of certain incremental revenue-based targets related to the Company’s music businesses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHUTTERSTOCK, INC.

Dated: January 23, 2015	By:	/s/ Timothy E. Bixby
Timothy E. Bixby Chief Financial Officer